                                                                    EXHIBIT 11.1


DYNAMEX INC.
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(in thousands except per share data)
(Unaudited)

                                         Three months ended        Six months ended
                                             January 31,              January 31,
                                        -------------------      -------------------
                                          2001        2000         2001        2000
                                        -------     -------      -------     -------
Net income (loss)                       $    59     $  (352)     $   557     $    53
                                        =======     =======      =======     =======

Weighted average common
   shares outstanding                    10,207      10,207       10,207      10,207

Common share equivalents related
   to options and warrants                   --          --           --          --
                                        -------     -------      -------     -------

Common shares and common share
   equivalents                           10,207      10,207       10,207      10,207
                                        =======     =======      =======     =======

Common stock price used under
   treasury stock method                $  1.44     $    --      $  1.44
                                        =======     =======      =======     =======

Net income (loss) per common share:
   Basic                                $  0.01     $ (0.03)     $  0.05     $  0.01
                                        =======     =======      =======     =======

   Diluted                              $  0.01     $ (0.03)     $  0.05     $  0.01
                                        =======     =======      =======     =======

On September 16, 1999, the American Stock Exchange suspended trading in the Company's common stock. As a result, the Company is unable to determine the number, if any, of common share equivalents related to options and warrants for the six months ended January 31, 2000.